Calculation of Filing Fee Tables
S-8
IQVIA HOLDINGS INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	17,928,369	$ 176.50	$ 3,164,357,128.50	0.0001381	$ 436,997.72
Total Offering Amounts:						$ 3,164,357,128.50		$ 436,997.72
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 436,997.72
Offering Note
[1]	Shares of Common Stock, par value $0.01 per share ("Common Stock"), of IQVIA Holdings Inc. (the "Registrant") authorized for issuance under the IQVIA Holdings Inc. 2026 Incentive and Stock Award Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of Common Stock, which may be offered or issued to prevent dilution resulting from stock splits, stock distributions or similar transactions. Pursuant to Rule 457(h) and Rule 457(c), the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on a price of $176.50, which is the average of the high and low sales price per share of the Common Stock on the New York Stock Exchange on April 17, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources